EXHIBIT 99.1
FOR IMMEDIATE RELEASE
FOR FURTHER INFORMATION:
Investor Relations: Joan Wolf 631-650-6201

VICON REPORTS SECOND QUARTER RESULTS

HAUPPAUGE, NY, May 2, 2014 - Vicon Industries, Inc. (VII: NYSE-MKT), a designer and producer of video security and surveillance systems, today reported operating results for the second fiscal quarter ended March 31, 2014.

Net sales for the second fiscal quarter were $7.0 million, compared with $8.7 million in the second quarter of the prior fiscal year. A net loss was incurred of $1.9 million ($.43 per share), compared with a net loss of $1.4 million ($.31 per share) in the prior year quarter.

For the six months ended March 31, 2014, net sales were $15.1 million, compared with $19.8 million in the first six months of the prior fiscal year. The net loss for the six months ended March 31, 2014 was $3.5 million ($.77 per share), compared with a net loss of $1.9 million ($.42 per share) in the prior year six-month period.

The Company reported that North American sales decreased 30% to $4.6 million in the most recent quarter as compared to the second quarter ended March 30, 2013, while Europe, Middle East and Africa sales climbed 16% to $2.4 million.

In its most recent March quarter, the Company incurred $264,000 of expenses related to the announced pending merger with IQinVision, Inc. Cumulatively, since July 2013 such expenses were $570,000.

The Company reported that it expects to file a registration statement with the Securities and Exchange Commission in connection with the IQinVision, Inc. merger by June, 2014. As previously announced, the transaction is anticipated to close sometime during the Company’s fourth fiscal quarter.

Vicon develops video management software and also designs, assembles, and markets cameras, network video servers/recorders, encoders and storage medium. Vicon products are used in video system applications principally for security, surveillance, safety and communication purposes by a broad group of end users worldwide.

Non-Solicitation

This press release and the information contained herein shall not constitute an offer to sell, buy or exchange or the solicitation of an offer to sell, buy or exchange any securities, nor shall there be any sale, purchase or exchange of securities in any jurisdiction in which such offer, solicitation, sale, purchase or exchange would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. No offer of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended.

Additional Information and Where to Find It

In connection with the merger, Vicon intends to file a registration statement (including a prospectus) on Form S-4 with the Securities and Exchange Commission. Holders of Vicon common stock and IQinVision, Inc. capital stock are urged to read the proxy statement/prospectus/consent solicitation and any other relevant documents when filed because they contain important information about Vicon, IQinVision, Inc. and the merger. A proxy statement will be sent to holders of Vicon common stock and a prospectus/consent solicitation will be sent to holders of IQinVision, Inc. capital stock.

When filed, the proxy statement/prospectus/consent solicitation and other documents relating to the proposed merger can be obtained free of charge from the SEC’s website at www.sec.gov. These documents can also be obtained free of charge from Vicon upon written request to Vicon, Investor Relations, 131 Heartland Boulevard, Edgewood, New York 11717. Vicon and its directors and executive officers may be deemed to be participants in Vicon’s solicitation of proxies from its shareholders in connection with the proposed merger. Information regarding the participants and their security holdings can be found in Vicon’s most recent proxy statement filed with the SEC, which are available from the SEC, and the proxy statement/prospectus/consent solicitation when it is filed with the SEC.

This news release contains forward-looking statements that involve risks and uncertainties. Statements that are not historical facts, including statements about the adequacy of reserves, estimated costs, Company intentions, probabilities, beliefs, prospects and strategies and its expectations about expansion into new markets, growth in existing markets, enhanced operating margins or growth in its business, are forward-looking statements that involve risks and uncertainties. Actual results and events may differ significantly from those discussed in the forward-looking statements and the Company undertakes no obligation to publicly update or revise any forward-looking statements.

(Table of Operations Attached)

Table of Operations

Vicon Industries, Inc.
Condensed Statements of Operations
(Unaudited)

	Three Months Ended		Six Months Ended
	March 31,		March 31,
	2014	2013	2014	2013
Net sales	$7,037,000	$8,686,000	$15,146,000	$19,785,000
Gross profit	2,608,000	3,376,000	5,617,000	7,451,000
Selling, general and administrative expense	3,181,000	3,725,000	6,449,000	7,338,000
Engineering and development expense	1,105,000	1,059,000	2,210,000	2,027,000
Strategic initiative expense	264,000	—	424,000	—
Operating loss	(1,942,000)	(1,408,000)	(3,466,000)	(1,914,000)
Loss before income taxes	(1,937,000)	(1,389,000)	(3,457,000)	(1,858,000)
Income tax expense	8,000	8,000	16,000	16,000
Net loss	$(1,945,000)	$(1,397,000)	$(3,473,000)	$(1,874,000)

Loss per share:
Basic	$(.43)	$(.31)	$(.77)	$(.42)
Diluted	$(.43)	$(.31)	$(.77)	$(.42)

Shares used in computing loss per share:
Basic	4,504,000	4,495,000	4,504,000	4,489,000
Diluted	4,504,000	4,495,000	4,504,000	4,489,000